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                                                                      EXHIBIT 23




                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Anadarko Petroleum Corporation:

We consent to the incorporation by reference in the following registration statements of Anadarko Petroleum Corporation of our report dated February 1, 1996, relating to the consolidated balance sheets of Anadarko Petroleum Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Anadarko Petroleum Corporation. Such report on the consolidated financial statements refers to changes in the Company's method of accounting for income taxes and postretirement benefits other than pensions.

(a) Post-Effective Amendment No. 1 to Forms S-8 and S-3, Anadarko Petroleum Corporation 1986 Stock Option Plan (No. 33-8496).

(b) Post-Effective Amendment No. 2 to Forms S-8 and S-3, Anadarko Employee Savings Plan (No. 33-8643).

(c) Post-Effective Amendment No. 1 to Forms S-8 and S-3, Anadarko Petroleum Corporation 1987 Stock Option Plan (No. 33-22134).

(d) Forms S-8 and S-3, Anadarko Petroleum Corporation 1988 Stock Option Plan for Non-Employee Directors (No. 33-30384).

(e) Amendment No. 1 to Form S-3, Anadarko Petroleum Corporation Shelf Registration Statement for $300 million of Equity or Debt Securities (No. 33-50717).

(f) Form S-8, Anadarko Petroleum Corporation 1993 Stock Incentive Plan (No. 33-54485).

[KPMG PEAT MARWICK LLP]

Houston, Texas
March 7, 1996